Exhibit 99.1


                   [First Midwest Financial, Inc. Letterhead]

                              FOR IMMEDIATE RELEASE
                           Contact: Investor Relations
                             Telephone: 712.732.4117

           FIRST MIDWEST ANNOUNCES SALE OF MANSON, IOWA BRANCH OFFICE

(Storm Lake, Iowa - October 6, 2003) First Midwest Financial, Inc. is pleased to announce a definitive agreement with Manson State Bank under which Manson State Bank will acquire First Federal Savings Bank of the Midwest's branch office at Eleventh and Main in Manson, Iowa. First Midwest will receive a 7.25 percent premium on the approximately $19,500,000 in deposits held by the Manson office. Manson State Bank may also purchase loans of approximately $900,000 at par and the office building in Manson at approximately net book value. First Midwest will close this office and the Manson State Bank will service all acquired deposit and loan accounts. The transaction is subject to regulatory approval and is expected to close by December 31, 2003.

James S. Haahr, First Midwest CEO and Chairman of the Board, commented, "We are pleased that the sale of this office could be completed with Manson State Bank. They are also a progressive and successful institution that will serve our Manson customers from a position of strength."

At June 30, 2003, First Midwest Financial, Inc. had assets of $775 million and shareholders' equity of $44.5 million. The company's stock is traded on the Nasdaq National Market under the symbol "CASH."


Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.